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                                                                    EXHIBIT 11.1

                               ILEX ONCOLOGY, INC.
                        COMPUTATION OF NET LOSS PER SHARE
                     (In Thousands, Except Per Share Amount)

                                                                             Three Months Ended          Nine Months Ended
                                                                             September 30, 1999          September 30, 1999
                                                                           ----------------------      ----------------------
                                                                             1998          1999          1998          1999
                                                                           --------      --------      --------      --------
                  COMPUTATION OF BASIC LOSS PER SHARE

Net Loss                                                                   $ (4,462)     $(16,196)     $(15,867)     $(43,285)

         Weighted average number of shares of Common Stock outstanding       12,640        16,207        12,423        13,967
                                                                           ========      ========      ========      ========
Basic net loss per share                                                   $   (.35)     $  (1.00)     $  (1.28)     $  (3.10)
                                                                           ========      ========      ========      ========

                 COMPUTATION OF DILUTED LOSS PER SHARE

Net Loss                                                                   $ (4,462)     $(16,196)     $(15,867)     $(43,285)

Preferred stock dividends not incurred upon assumed conversion of
      preferred stock                                                          --               7          --               7
                                                                           --------      --------      --------      --------
Loss available to common stockholders' assuming conversion of
      subsidiary's preferred stock                                           (4,462)      (16,189)      (15,867)      (43,278)

Weighted average number of shares of Common Stock and Common Stock equivalents outstanding:
         Weighted average number of shares of Common Stock outstanding       12,640        16,207        12,423        13,967
         Weighted average number of Common Stock equivalents
               applicable to stock options,  warrants and subsidiary's
               preferred stock (1)                                              229           588           323           471
                                                                           --------      --------      --------      --------

Common Stock and Common Stock equivalents                                    12,869        16,795        12,746        14,438
                                                                           ========      ========      ========      ========
Diluted net loss per share                                                 $   (.35)     $   (.96)     $  (1.24)     $  (3.00)
                                                                           ========      ========      ========      ========

(1) This calculation is submitted in accordance with Item 601(b)11 of regulation S-K although it is not required by SFAS No. 128 because it is antidilutive.